Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

THIRD QUARTER 2010

TAMPA, FL— Wednesday, November 10, 2010 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its third quarter ended September 30, 2010.

For the third quarter of 2010, SRI Surgical reported total revenue of $24,824,000, an increase of $704,000 from the third quarter of 2009. Net income for the third quarter of 2010 was $21,000 or $0.00 per basic and diluted common share compared to a net loss of $1,755,000, or $0.27 per basic and diluted common share reported for the third quarter of 2009. For the first nine months of 2010, SRI Surgical reported total revenue of $74,482,000, an increase of $1,819,000 from the first nine months of 2009. Net loss for the first nine months of 2010 was $1,825,000 or $0.28 per basic and diluted common share compared to a net loss of $3,353,000 or $0.52 per basic and diluted common share reported for the first nine months of 2009.

When comparing the third quarter of 2010 to 2009, the Company’s improvement was impacted by the lower levels of reusable product loss, instrument usage fees, as a result of a change in the mix of sets utilized by the Company’s customers, and lower costs through improved labor efficiency in operations. Partially offsetting these favorable developments were higher distribution costs as the price per gallon of diesel fuel has increased since last year, as well as an increase in labor and vehicle leasing costs related to new customer accounts, and higher Group Purchasing Organization marketing and administrative fees related to the increase in revenues in member hospitals.

“Our strategic plan continues to move the Company forward and we are pleased to announce our first profitable quarter in five years,” said Gerald Woodard, Chief Executive Officer. “Our rebranding efforts, operational efficiency improvements and cost control measures are paying dividends and we expect these trends to continue.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its third quarter results on Thursday, November 11, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-680-0879 (International dial 617-213-4856) and enter passcode 66953468. Participants can pre-register for this call at https://www.theconferencingservice.com/prereg/key.process?key=PCUGTMUXM. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. November 11 until November 26, 2010, by dialing 888-286-8010 (International dial 617-801-6888) and using passcode 55433248. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	SM Berger & Company, Inc.
(216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$24,824	$24,120	$74,482	$72,663
Cost of revenues	19,106	20,026	57,992	58,191

Gross profit	5,718	4,094	16,490	14,472

Distribution expenses	1,832	1,695	5,583	5,011
Selling and administrative expenses	3,753	3,991	12,426	12,480

Income (loss) from operations	133	(1,592)	(1,519)	(3,019)

Interest expense	186	151	527	475
Other income	(90)	(90)	(270)	(276)

Income (loss) before income taxes	37	(1,653)	(1,776)	(3,218)

Income tax expense	16	102	49	135

Net income (loss)	$21	$(1,755)	$(1,825)	$(3,353)

Basic income (loss) per common share	$0.00	$(0.27)	$(0.28)	$(0.52)

Weighted average common shares outstanding, basic	6,464	6,464	6,464	6,464

Diluted loss per common share	$0.00	$(0.27)	$(0.28)	$(0.52)

Weighted average common shares outstanding, diluted	6,693	6,464	6,464	6,464

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

Cash and cash equivalents	$1,783	$802
Accounts receivable, net	11,668	11,460
Inventories, net	2,949	2,903
Prepaid expenses and other assets	2,246	1,947
Reusable surgical products, net	17,353	18,151
Property, plant and equipment, net	25,990	27,665

Total assets	$61,989	$62,928

Notes payable	$7,334	$6,124
Accounts payable	7,307	7,439
Accrued expenses	4,491	4,967
Mortgage payable	3,834	4,013
Bonds payable	520	520

Total liabilities	23,486	23,063

Shareholders’ equity	38,503	39,865

Total liabilities and shareholders’ equity	$61,989	$62,928